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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                           -------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)   APRIL 22, 1998



                                   AXCESS INC.
               (Exact Name of Registrant as Specified in Charter)



           DELAWARE                        0-11933                 85-0294536
(State or other jurisdiction of     (Commission File Number)   (I.R.S. employer
 incorporation or organization)                              identification no.)


3208 COMMANDER DRIVE, CARROLLTON, TEXAS                             75006
(Address of principal executive offices)                          (Zip Code)



                                 (972) 407-6080
              (Registrant's Telephone Number, Including Area Code)






          (Former Name or Former Address, if Changed Since Last Report)





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ITEM 5. OTHER EVENTS

         NASDAQ LISTING.

         AXCESS Inc.'s (formerly Lasertechnics, Inc.; the "Company") common stock is listed on the Nasdaq SmallCap Market, which requires maintenance of certain quantitative and other standards for continual listing thereon. In its quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 1997, the Company reported total stockholders' equity of approximately $1.3 million, down from approximately $5.3 million at June 30, 1997, reflecting the Company's consolidated net loss applicable to common stock for the three month period ending September 30, 1997 of approximately $4.7 million, partially offset by conversions into common stock of outstanding convertible notes. On November 17, 1997, Nasdaq advised the Company that the Company was not in compliance with the listing requirements of the Nasdaq SmallCap Market then in effect (the "Old Nasdaq Listing Requirements") which required a minimum bid price of $1.00 per share or, as an alternative if the bid price is less than $1.00, maintenance of capital and surplus of $2,000,000 and a public float of $1,000,000. The Nasdaq's letter stated that no delisting action with respect to the bid price deficiency would be initiated at that time and that the Company would be provided 90 calendar days in which to regain compliance with either the minimum bid price or the alternative stockholders' equity/ public float requirement.

         On August 22, 1997, the Securities and Exchange Commission approved the New Nasdaq Listing Requirements (as defined below) for continued listing on the Nasdaq SmallCap Market, which became effective on February 28, 1998. In particular, the New Nasdaq Listing Requirements require that a Company currently included in Nasdaq meet each of the following standards to maintain its continued listing: (i) either (A) net tangible assets (defined as total assets, minus goodwill, minus total liabilities) of $2 million, (B) total market capitalization of $35 million, or (C) net income (in the latest fiscal year or in two of the last three fiscal years) of $500,000; and (ii) public float of at least 500,000 shares, with a market value of at least $1 million; and (iii) minimum bid price of $1.00 per share; and (iv) at least two market makers; and
(v) at least 300 round lot beneficial shareholders; and (vi) compliance with certain corporate governance requirements (the "New Nasdaq Listing Requirements").

         Subsequent to December 31, 1997, Antiope Partners L.L.C. and Amphion Ventures L.P. ("Amphion Ventures") purchased $1.9 million in shares of a new series of convertible preferred stock (the "Series G Preferred Stock"). In addition, Amphion Ventures committed to purchase up to an additional $5,500,000 of Series G Preferred Stock or another new series of preferred stock to fund the Company's operations and provide for the continued maintenance of the Company's net tangible assets above the New Nasdaq Listing Requirements.

         As of February 28, 1998, the Company's net tangible assets were in excess of the $2 million threshold established by the New Nasdaq Listing Requirements. Further, as of April 2, 1998, the first full trading day after the Company gave notice to Nasdaq that the 1-for-20 reverse stock split of the Company's common stock was approved by its stockholders at a special meeting on March 31, 1998, the closing bid price of the common stock was $5.00 per share, which is in excess of the minimum bid price of $1.00 per share established by the New Nasdaq Listing requirements.

         By letter dated April 15, 1998, Nasdaq advised the Company that it was in compliance with the New Nasdaq Listing Requirements and approved the Company's continued listing on Nasdaq. As a




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condition to its continued listing, the Company agreed not to redeem, repurchase or reacquire any series of preferred stock in any transaction or series of transactions which would cause the Company's net tangible assets to fall below the new Nasdaq Listing Requirements so long as they apply to the Company. Although management believes that the Company will be able to preserve the listing of its common stock on the Nasdaq SmallCap Market, there can be no assurance, however, that the Company's continued losses or other factors beyond the control of the Company will not cause the Company to fail to meet the New Nasdaq Listing Requirements.

         XEROX SETTLEMENT.

         The Company has had discussions with Xerox Corporation ("Xerox") regarding the scope of the Company's license for DataGlyphs(TM), a 2-D symbology developed by Xerox. In 1995, the Company was granted an exclusive license from Xerox, for an initial license fee of $2.1 million, for the right to develop and sell products utilizing DataGlyphs(TM) for the secured access industry. The royalty obligation was evidenced by the Company's promissory note payable to Xerox, due in three equal annual principal installments, plus interest, beginning December 1997. In December 1997, the Company notified Xerox that it would not make the payment due under the note, pending satisfactory resolution of the Company's concerns regarding the technological applicability of the products and services provided by Xerox to the Company pursuant to its license and the payment due in respect thereof. Xerox advised the Company in writing that it believed payment under the note was past due. To date, the Company has not recognized any sales revenue related to the DataGlyphs(TM) Technology.

         The Company and Xerox have entered into a settlement agreement pursuant to which the Company has agreed to pay Xerox $1.47 million of the initial license fee and issue Xerox 120,000 (post reverse split) shares of the Company's common stock. Xerox has agreed not to sell any of those shares until December 1999, at which time shares may be sold subject to certain limitations. The Company will fund the payment to Xerox from proceeds received from Amphion Ventures under the terms of a two-year loan which bears interest at the rate of 10% per annum. In addition, Amphion Ventures will receive, as a loan origination fee, (i) 15,120 shares of restricted Common Stock with a fair value of approximately $66,150 as of the date of issuance and (ii) 3-year warrants to purchase 14,700 shares of Common Stock with an exercise price of $5.00 per share and with a fair market value of approximately $64,312 as of the date of issuance.
















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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

    Listed below is the exhibit filed as a part of this report.

    99.1     -- Settlement Agreement dated April 20, 1998, by and between the
                Company and Xerox Corporation.*


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    * Filed herewith.



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                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, AXCESS Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: April 22, 1998                  AXCESS INC.



                                      By:  /s/ Danny G. Hair
                                         ---------------------------------------
                                         Danny G. Hair, Chief Financial Officer





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                                  EXHIBIT INDEX


         EXHIBIT
         NUMBER                                 EXHIBIT

           99.1         -- Settlement Agreement dated April 20, 1998, by and
                           between the Company and Xerox Corporation.*


--------------------
    * Filed herewith.